Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Increased Comparable Store Sales and Improved Operating Performance in Third Quarter Fiscal 2013

  Consolidated comparable store sales increases 6.4%
  Gross margin expands 360 basis points to 40.1% from 36.5% in the 2012 third quarter
  Pre-tax loss improves to $1.1 million from a pre-tax loss of $4.5 million in the 2012 third quarter

ST. LOUIS--(BUSINESS WIRE)--October 24, 2013--Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive entertainment retailer, today reported results for the third quarter and first nine months ended September 28, 2013.

Third Quarter 2013 Highlights (13 weeks ended September 28, 2013):

  Consolidated net retail sales were $83.6 million while operating 31 fewer stores compared to $84.3 million in the fiscal 2012 third quarter, a decrease of 0.9%, excluding the impact of foreign exchange;
  Consolidated comparable store sales increased 6.4% and included a 7.6% increase in North America and a 2.3% increase in Europe;
  Retail gross margin expanded 360 basis points to 40.1%, compared to 36.5% in the 2012 third quarter;
  Pre-tax loss improved to $1.1 million, including $0.6 million in management transition and store closing costs, from a pre-tax loss of $4.5 million in the 2012 third quarter;
  Net loss was $1.4 million, or $0.08 per share, an improvement from a net loss of $4.3 million, or $0.26 per share in the fiscal 2012 third quarter; and
  Adjusted net loss was $0.8 million, or $0.05 per share, an improvement from adjusted net loss of $4.2 million or $0.25 per share in the fiscal 2012 third quarter. (See Reconciliation of Net Loss to Adjusted Net Loss.)

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer and Chief President Bear commented, “The third quarter marked our fourth consecutive period of comparable store sales growth in North America and our third consecutive increase in Europe. Stronger same store sales productivity, along with reduced promotions and disciplined expense management, drove an improvement in our operating performance.

“We have a solid plan in place and I expect to capitalize on the upcoming holiday season with compelling product and marketing initiatives. We are establishing a foundation to deliver our stated objective of sustainable profitable growth and will continue to leverage the strength of the Build-A-Bear Workshop brand, our core competencies and infrastructure to increase shareholder value,” Ms. John concluded.

Additional Third Quarter 2013 Details:

  Total revenues were $84.8 million while operating 31 fewer stores compared to $86.0 million in the 2012 third quarter, a decrease of 2.0%, excluding the impact of foreign exchange;
  Consolidated e-commerce sales rose 1.1%, excluding the impact of foreign exchange;
  Selling, general and administrative expense (“SG&A”) was $35.8 million, or 42.2% of total revenues, including $0.6 million in management transition and store closing expenses. This compares to $36.6 million, or 42.5% of total revenues in the fiscal 2012 third quarter.

First Nine Months 2013 (39 weeks ended September 28, 2013):

  Total revenues were $271.0 million while operating 31 fewer stores compared to $262.8 million in the first nine months of 2012, an increase of 3.2%, excluding the impact of foreign exchange;
  Consolidated net retail sales were $266.9 million, compared to $258.5 million in the first nine months of fiscal 2012, an increase of 3.4%, excluding the impact of foreign exchange;
  Consolidated comparable store sales increased 8.2% and included a 9.1% increase in North America and a 4.6% increase in Europe;
  Consolidated e-commerce sales rose 4.7%, excluding the impact of foreign exchange;
  Retail gross margin expanded 230 basis points to 39.6%, compared to 37.3% in the first nine months of 2012;
  SG&A was $116.5 million, or 43.0% of revenues, including $3.8 million in management transition and store closing expenses, compared to $113.8 million, or 43.3% in the first nine months of 2012;
  Pre-tax loss improved to $7.1 million from a pre-tax loss of $13.9 million in the first nine months of 2012;
  Net loss was $7.6 million or $0.46 per share, an improvement from a net loss of $12.8 million, or $0.79 per share in the first nine months of fiscal 2012; and
  Adjusted net loss was $3.8 million or $0.23 per share, an improvement from adjusted net loss of $12.1 million or $0.74 per share in the fiscal 2012 third period. (See Reconciliation of Net Loss to Adjusted Net Loss.)

Store Activity

During the quarter, the Company closed six stores and opened three locations to end the period with 320 company-owned stores – 260 in North America and 60 in Europe. (See Company-Owned Store Activity Schedule.) The Company remodeled five stores in its new design format. The Company’s international franchisees ended the quarter with 85 stores.

The Company expects to close an additional 10 to 25 stores in fiscal 2013 and 2014 and along with opportunistic store openings expects to reach a store count of approximately 250 stores in North America. These select store closures are expected to transfer approximately 20% of sales to other stores in the same markets, which is consistent with the average transfer rate of the stores closed since 2012.

Balance Sheet

The Company ended the 2013 third quarter with no borrowings under its revolving credit facility. As of September 28, 2013, cash and cash equivalents totaled $13.8 million, the majority of which was domiciled outside the U.S. Total inventory at quarter end was $56.7 million compared to $54.9 million at quarter end 2012. Inventory per square foot increased 12.1%, as compared to the prior year period. The $1.8 million increase was driven by the timing of receipts and additional inventory to support the Company’s fourth quarter sales plan. In fiscal 2013, the Company expects capital expenditures to be approximately $20 million to support the refresh and repositioning of stores and investment in infrastructure and depreciation and amortization is expected to be approximately $20 million.

Accomplishments toward Long Term Objectives:

  Introduce a new store design – At quarter end, the Company operated 19 newly imagined stores which continued to drive average comparable store sales increases of nearly 20% in the third quarter. The Company expects to operate approximately 30 locations in this new store format by the end of 2013.
  Improve store productivity and profitability – The Company has closed 44 stores since the beginning of 2012 transferring over 20% of those sales to other stores in the same markets. In addition, the Company reduced the square footage of 19 other stores since the beginning of 2012 by remodeling and moving them to smaller locations within the same malls. Organic sales growth along with these activities have contributed to an approximate 12% increase in sales per square foot for the nine months ended September 28, 2013, compared to the nine months ended September 29, 2012.
  Increase shopping frequency – The Company reintroduced brand building TV advertising in its U.S. markets beginning in mid-October 2012 and rebalanced the mix of marketing in Europe to drive customer traffic, further engage existing guests and attract new guests to its stores. This contributed to the improvement in sales trend with comparable store sales increasing 9.1% in North America and 4.6% in Europe in the first nine months of 2013.

  Reinforce Build-A-Bear Workshop as a top destination for gifts – The Company capitalized on its brand advertising to drive the “gift of experience” which led to a 30% increase in the issuance of gift cards at its stores on a consolidated basis during last year’s peak fourth quarter gifting period, followed by a 19% increase in the first nine months of 2013.
  Optimize the Company’s global presence – The Company’s franchisees operated 85 international locations as of September 28, 2013. By the end of fiscal 2013, franchisees are expected to have opened approximately 11 locations offset by select closures.
  Improve cost efficiencies – The Company expects to realize net cost savings of approximately $10 million in fiscal 2013, which include expense reduction initiatives and savings from closed stores.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on November 8, 2013. The telephone replay is available by calling (858) 384-5517. The access code is 10000475.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fifth year in a row in 2013. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $380.9 million in fiscal 2012. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 29, 2012, as filed with the SEC, and the following:

--	general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
--	customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
--	we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
--	our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
--	we may be unable to generate comparable store sales growth;
--	we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
--	we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably;
--	we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
--	the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
--	our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
--	we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
--	we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
--	high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
--	we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
--	we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
--	we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
--	we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
--	we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
--	our market share could be adversely affected by a significant, or increased, number of competitors;
--	we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
--	poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
--	we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights;
--	fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
--	we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	September 28,	% of Total	September 29,	% of Total
	2013	Revenues (1)	2012	Revenues (1)
Revenues:
Net retail sales	$83,580	98.5	$84,263	98.0
Commercial revenue	451	0.5	908	1.1
Franchise fees	781	0.9	800	0.9
Total revenues	84,812	100.0	85,971	100.0
Costs and expenses:
Cost of merchandise sold	50,197	59.7	53,887	63.3
Selling, general and administrative	35,819	42.2	36,573	42.5
Interest expense (income), net	(60)	(0.0)	(36)	(0.0)
Total costs and expenses	85,956	101.3	90,424	105.2
Loss before income taxes	(1,144)	(1.3)	(4,453)	(5.2)
Income tax expense (benefit)	210	0.2	(201)	(0.2)
Net loss	$(1,354)	(1.6)	$(4,252)	(4.9)

Loss per common share:
Basic	$(0.08)		$(0.26)
Diluted	$(0.08)		$(0.26)
Shares used in computing common per share amounts:
Basic	16,531,240		16,473,114
Diluted	16,531,240		16,473,114
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	September 28,	% of Total	September 29,	% of Total
	2013	Revenues (1)	2012	Revenues (1)
Revenues:
Net retail sales	$266,906	98.5	$258,452	98.4
Commercial revenue	1,674	0.6	1,989	0.8
Franchise fees	2,399	0.9	2,313	0.9
Total revenues	270,979	100.0	262,754	100.0
Costs and expenses:
Cost of merchandise sold	161,837	60.3	163,057	62.6
Selling, general and administrative	116,455	43.0	113,774	43.3
Interest expense (income), net	(166)	(0.1)	(185)	(0.1)
Total costs and expenses	278,126	102.6	276,646	105.3
Loss before income taxes	(7,147)	(2.6)	(13,892)	(5.3)
Income tax expense (benefit)	412	0.2	(1,072)	(0.4)
Net loss	$(7,559)	(2.8)	$(12,820)	(4.9)

Loss per common share:
Basic	$(0.46)		$(0.79)
Diluted	$(0.46)		$(0.79)
Shares used in computing common per share amounts:
Basic	16,407,668		16,323,630
Diluted	16,407,668		16,323,630
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	September 28,	December 29,	September 29,
	2013	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$13,802	$45,171	$22,145
Inventories	56,671	46,904	54,885
Receivables	10,515	9,428	4,721
Prepaid expenses and other current assets	14,602	14,216	13,569
Deferred tax assets	269	987	487
Total current assets	95,859	116,706	95,807

Property and equipment, net	69,562	71,459	73,754
Goodwill	-	-	33,876
Other intangible assets, net	571	633	510
Other assets, net	3,025	3,304	7,218
Total Assets	$169,017	$192,102	$211,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,517	$38,984	$35,151
Accrued expenses	9,162	11,570	5,981
Gift cards and customer deposits	23,092	30,849	21,180
Deferred revenue	4,935	4,800	5,455
Total current liabilities	70,706	86,203	67,767

Deferred franchise revenue	1,000	1,177	1,238
Deferred rent	19,050	20,843	20,955
Other liabilities	492	742	257

Stockholders' equity:
Common stock, par value $0.01 per share	174	171	174
Additional paid-in capital	68,460	66,112	66,782
Accumulated other comprehensive loss	(7,843)	(7,683)	(7,020)
Retained earnings	16,978	24,537	61,012
Total stockholders' equity	77,769	83,137	120,948
Total Liabilities and Stockholders' Equity	$169,017	$192,102	$211,165

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012

Other financial data:
Retail gross margin ($) (1)	$33,545	$30,771	$105,797	$96,448
Retail gross margin (%) (1)	40.1%	36.5%	39.6%	37.3%
E-commerce sales	$2,269	$2,256	$7,897	$7,572
Capital expenditures, net (2)	$5,677	$5,103	$14,693	$13,407
Depreciation and amortization	$4,722	$5,196	$14,399	$15,832

Store data (3):
Number of company-owned stores at end of period
North America - Traditional			254	283
North America - Non-traditional			6	10
Total North America			260	293
Europe			60	58
Total stores			320	351

Number of franchised stores at end of period			85	87

Company-owned store square footage at end of period
North America - Traditional			721,528	808,925
North America - Non-traditional			9,759	14,160
Total North America			731,287	823,085
Europe (4)			86,331	83,631
Total square footage			817,618	906,716

Comparable store sales change (%) (5)
North America	7.6%	(11.8)%	9.1%	(3.4)%
Europe	2.3%	(7.9)%	4.6%	(6.7)%
Consolidated	6.4%	(11.1)%	8.2%	(4.0)%
(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)

North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland. Non-traditional stores include a ballpark, zoo, hospital, airport and temporary locations. The Company's webstores are excluded from store count.

(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.
BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted Net Loss
(dollars in thousands, except share and per share data)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net loss	$(1,354)	$(4,252)	$(7,559)	$(12,820)

Management transition costs(1)	397	-	2,673	-
Store closing costs (2)	166	90	1,080	219
Losses from investment in affiliate(3)	-	-	-	475
Adjusted net loss	$(791)	$(4,162)	$(3,806)	$(12,126)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net loss per share	$(0.08)	$(0.26)	$(0.46)	$(0.79)

Management transition costs(1)	0.02	-	0.16	-
Store closing costs (2)	0.01	0.01	0.07	0.02
Losses from investment in affiliate(3)	-	-	-	0.03
Adjusted net loss per share	$(0.05)	$(0.25)	$(0.23)	$(0.74)
(1)	Represents management transition costs related to the change in Chief Executive. Costs include severance, along with benefits and related taxes, executive search fees, signing bonus and professional fees.
(2)	Represents the net impact related to the closing of stores, including asset impairment and disposal charges and severance costs along with adjustments to lease related liabilities.
(3)	Represents non-recurring charge related to the Company's investment in Ridemakerz.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	2013

	Thirty-nine Weeks Ended September 28, 2013				Fifty-two Weeks Ended December 28, 2013 - Projected
	December 29,			September 28,	December 29,			December 28,
	2012	Opened	Closed	2013	2012	Opened	Closed	2013
North America
Traditional	283	3	(32)	254	283	4	(34)	253
Non-traditional	8	-	(2)	6	8	3	(2)	9
	291	3	(34)	260	291	7	(36)	262

Europe	60	-	-	60	60	-	(1)	59
Total	351	3	(34)	320	351	7	(37)	321

	2012

	Thirty-nine Weeks Ended September 29, 2012				Fifty-two Weeks Ended December 29, 2012
	December 31,			September 29,	December 31,			December 29,
	2011	Opened	Closed	2012	2011	Opened	Closed	2012
North America
Traditional	287	1	(5)	283	287	2	(6)	283
Non-traditional	11	1	(2)	10	11	1	(4)	8
	298	2	(7)	293	298	3	(10)	291

Europe	58	-	-	58	58	2	-	60
Total	356	2	(7)	351	356	5	(10)	351

The Company's long term real estate goal is to bring its stores back to best in class productivity and profitability. The Company currently expects to have approximately 310 Build-A-Bear Workshop stores, 250 in North America and 60 in the United Kingdom and Ireland, at the end of fiscal 2014. The Company currently expects to reach this level with the closure of 10 to 25 additional stores through 2014, primarily in North America, along with limited, opportunistic store openings. Locations to close and the timing of the closures are subject to ongoing negotiations and overall economic considerations as market repositioning and optimization plans are continually reevaluated.

CONTACT:
Build-A-Bear Workshop
Investors: Tina Klocke, 314.423.8000 x5210
Media: Jill Saunders, 314.423.8000 x5293